Exhibit 4.1

THIS SECURED NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE (“NOTE”) IS SUBORDINATED TO ALL “SENIOR DEBT” NOW OR HEREAFTER OWING BY THE ISSUER TO FIFTH THIRD BANK (THE “BANK”), AS PROVIDED IN THAT CERTAIN SUBORDINATION AGREEMENT DATED AS OF NOVEMBER 28, 2012, AS IT MAY BE AMENDED, RESTATED, MODIFIED OR SUPPLEMENTED AND IN EFFECT FROM TIME TO TIME.

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS, AND MAY NOT BE RESOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT PURSUANT TO THE ACT AND COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR UNLESS ISSUER RECEIVES AN OPINION OF HOLDER’S OR ANY SUBSEQUENT HOLDER’S COUNSEL, SATISFACTORY TO ISSUER, OR A “NO ACTION” LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION, SATISFACTORY TO ISSUER, THAT SUCH TRANSFER MAY BE EFFECTED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND AN OPINION OF HOLDER’S OR ANY SUBSEQUENT HOLDER’S COUNSEL, SATISFACTORY TO ISSUER, THAT SUCH TRANSFER MAY BE EFFECTED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER SUCH APPLICABLE STATE SECURITIES LAWS.

SECURED NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE

$3,500,000

Milwaukee, Wisconsin

November 28, 2012 (the “Issue Date”)

FOR VALUE RECEIVED, ARI NETWORK SERVICES, INC., a corporation organized under the laws of the State of Wisconsin (the “Issuer”), hereby promises to pay to MICHAEL D. SIFEN, INC., a corporation organized under the laws of the State of Virginia (the “Holder”), the sum of Three Million Five Hundred Thousand Dollars ($3,500,000) (the “Principal Amount”), together with interest accruing on the outstanding unpaid principal balance hereof (i) from and after November 7, 2012 (the “Initial Advance Date”) until the first annual anniversary of the Issue Date at a rate per annum equal to ten percent (10%),  and (ii) from and after the first annual anniversary  of the Issue Date until payment of all outstanding principal and accrued interest at a rate per annum equal to fourteen percent (14%).

1.

Advances; Additional Consideration.  The Principal Amount shall be advanced by the Holder to the Issuer as follows: (a) On the Initial Advance Date, the Holder advanced to the Issuer Five Hundred Thousand Dollars ($500,000) (the “First Advance”); (b) on November 26, 2012, the Holder advanced to Godfrey & Kahn S.C. Two Million One Hundred Thousand Dollars ($2,100,000) (the “Second Advance”), to be held in trust pending authorization from the Holder’s counsel that the Second Advance may be released; (c) on November 28, 2012, the Holder shall advance to the issuer Six Hundred Thousand Dollars ($600,000) in immediately available funds by wire transfer, to an account designated by the Issuer; and (d), on or prior to December 4, 2012 (the “Final Advance Date”), the Holder shall advance to the Issuer the remaining Three Hundred Thousand Dollars ($300,000) in immediately available funds by wire transfer, to an account designated by the Issuer.  For purposes of clarification, the First Advance and the Second Advance advanced by the Holder prior to the Issue Date of this Note, shall be subject to the terms and conditions of this Note in all respects.  As additional consideration for the Principal Amount advanced in accordance with this Section 1, on the Final Advance Date, the Issuer shall issue to the Holder Four Hundred Forty Thousand (440,000) shares of the Issuer’s common stock, par value $0.001 per share (the “Stock”).

2.

Payment.  The original principal amount of this Note, and all interest accrued thereon, shall be payable as follows:

(a)

Accrued interest only shall be due and payable quarterly commencing on February 28, 2013 (with the first such installment of interest due on February 28, 2013, to be equal to the interest that has accrued from the Initial Advance Date through and including February 28, 2013), and continuing on each May 31st, August 31st, November 30th and February 28th  thereafter (or, if such payment date shall be a Saturday, Sunday or a legal holiday, on the first regular business day immediately following such date) until May 28, 2016, at which time all accrued interest and outstanding principal shall be due and payable in full.

Interest accrued hereunder shall be calculated for the actual number of days elapsed, using a daily rate determined by dividing the annual rate by three hundred sixty-five (365).  All payments of principal and interest hereunder shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America.  All payments of principal and interest hereunder shall be made to the order of the Holder, at the address set forth in Section 12 of this Note for notices to Holder, or such other address for payment as the Holder shall hereafter provide to the Issuer by notice in accordance with the notice procedures in Section 12.  As long as the notice of the address for notices and payment is clear and explicit, the Holder may designate different addresses for payment and notices.

3.

Prepayment.  The Issuer may at its sole election at any time and from time to time prepay all or any part of this Note without premium or penalty.  All prepayments shall be applied as follows:  (i) first to accrued and unpaid interest that is due and payable quarterly as provided herein, and (ii) then to principal.

4.

Subordination.  The Holder, by its acceptance hereof, acknowledges that this Note is subordinated and junior in right of payment to (i) all indebtedness, obligations and liabilities of the Issuer, existing as of the date hereof to the Bank, and (ii) if Holder provides its written consent (which consent shall not be unreasonably withheld), to all indebtedness, obligations and liabilities of the Issuer hereafter incurred, to current or future Senior Lenders (as hereinafter defined), including, without limitation, to the Bank pursuant to that certain Loan and Security Agreement between the Issuer and the Bank dated as of July 27, 2011 (as amended, restated, modified or supplemented and in effect from time to time, the “Bank Loan Agreement”), all as provided in the Subordination Agreement (as defined below); provided, however, that:

(a)

The Issuer shall not (i) amend, restate, modify or supplement any such indebtedness, obligations and liabilities to any Senior Lender (including, without limitation, refinancing the Bank Loan Agreement with a different Senior Lender) on terms and conditions that adversely affect the Holder’s rights and repayment terms under the Note or under the Subordination Agreement (as hereinafter defined) or (ii) increase (except as provided below) any  indebtedness, obligations and liabilities existing as of the date hereof, without the Holder’s prior written consent (which consent may not be unreasonably withheld by the Holder).  Notwithstanding the foregoing or anything else to the contrary contained herein, after the Issue Date, the Issuer may increase the existing line of credit under the Bank Loan Agreement by up to One Million Dollars ($1,000,000) and may make draws on such line of credit, which increase and draws the Holder hereby expressly consents to;

(b)

In the event Issuer reduces the amount of the indebtedness, obligations and liabilities on its term loan with the Bank existing as of the date hereof (i.e., through the payment of principal), Issuer shall not thereafter increase such indebtedness without the written consent of the Holder; and

(c)

In the event that the Bank notifies the Issuer that it intends to sell or otherwise transfer the Bank Loan Agreement to another Senior Lender, the Issuer shall notify the Holder in writing of such sale and, within thirty (30) calendar days of the date of the receipt of such notice (the “Exercise Period”), the Holder shall have the right to (i) purchase the Bank Loan Agreement within the Exercise Period or (ii) designate another Senior Lender to purchase the Bank Loan Agreement within the Exercise Period, in each case on substantially the same terms and conditions of the sale offered by the Bank (subject to any modifications to such terms and conditions of sale required under law or required to allow Holder, or other Senior Lender, to practically exercise its right to purchase, provided that such modifications do not change the terms and conditions of the Bank Loan Agreement.)  If the Holder fails to exercise its right under this Section 4(b) within the Exercise Period (including, without limitation, completing the purchase of the Bank Loan Agreement by the Holder or the Senior Lender designated by the Holder, as applicable, within the Exercise Period), the Holder hereby acknowledges and agrees that such rights shall lapse and the Bank may sell or otherwise transfer the Bank Loan Agreement as permitted thereunder.

For purposes of clarification, after the Issue Date, Issuer shall not increase the amount of its indebtedness to Bank existing as of the Issue Date without the written consent of Holder, and if the amount of the term loan decreases, Issuer shall not thereafter incur additional indebtedness to Bank or Senior Lenders, except that Issuer may increase the existing line of credit by $1 million and make draws on such line of credit.

The Holder has entered into that certain Subordination Agreement dated as of the date hereof in favor of the Bank (as amended, restated, modified or supplemented and in effect from time to time, the “Subordination Agreement”).  The Holder, by accepting this Note, agrees to execute such documents as any Senior Lenders may reasonably request (including, but not limited to, an amendment to this Note reflecting the new subordination or intercreditor agreement) to effect the subordination intended hereunder in the form generally set forth in the Subordination Agreement, including, without limitation, any commercially reasonable debt subordination agreement or intercreditor agreement requested by the Senior Lenders.   For purposes hereof,

“Senior Lenders” shall mean any bank, including, but not limited to, the Bank, institutional lender, company regularly involved in the business of lending, or affiliate of any of the foregoing who makes loans or provides other financial accommodations to the Issuer, whether before or after the Issue Date, and who has not expressly agreed to subordinate those loans or accommodations to the Holder.

5.

Issuer’s Negative Covenants. So long as the obligations of the Issuer under this Note remain outstanding, unless the Holder shall otherwise consent in writing (which consent may not be unreasonably withheld by the Holder):

(a)

Debt.  The Issuer shall not, either directly or indirectly, create, assume, incur or have outstanding any indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other person or entity, except:

(i)

the obligations to the Bank existing as of the date hereof pursuant to the Bank Loan Agreement, including any increases of such obligations as permitted hereunder;

(ii)

the obligations to the Holder under this Note;

(iii)

the obligations to P. Lee Poseidon, William H. Luden III and Robert Y. Newell IV under those certain Non-Negotiable Unsecured Promissory Notes dated November 28, 2012 in the aggregate principal amount of Three Hundred Thousand Dollars ($300,000);

(iv)

obligations of the Issuer for taxes, assessments, municipal or other governmental charges;

(v)

obligations of the Issuer for accounts payable, other than for money   borrowed, incurred in the ordinary course of business; and

(vi)

other indebtedness permitted under the Bank Loan Agreement as in effect on the date hereof.

(b)

Encumbrances.  The Issuer shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any lien, security interest or charge of any kind or character upon any asset of the Issuer, whether owned at the date hereof or hereafter acquired, except as permitted by the Bank Loan Agreement as in effect on the date hereof.

(c)

Distributions. Until the Note is paid and satisfied in full, the Issuer will not:  (a) declare or pay dividends or make any other distributions upon any of its shares of capital stock, except that the Issuer may (i) repurchase options and its capital stock from employees, consultants or Board members of the Issuer at any time and in its sole discretion, and (ii) pay dividends in its capital stock; or (b) cease operations, liquidate or sell substantially all of its assets.

6.

Events of Default.  Each of the following occurrences shall constitute an “Event of Default” under this Note:

(a)

Failure to Pay Principal or Interest.  If the Issuer shall fail to pay any installment of interest, which is permitted to be paid under the Subordination Agreement, within thirty (30) days of the date scheduled for such payment.

(b)

Breach of Representation or Warranty.  If any material representation or warranty made by the Issuer in this Note shall prove to have been knowingly false (to the actual knowledge of Roy W. Olivier and Darin R. Janecek) in a material respect on the Issue Date and the Holder shall not have independent knowledge on the Issue Date of the inaccuracy of the representation or warranty; provided, that the Holder is deemed to have independent knowledge only of information that is or has been included in public securities filings or press releases issued by the Issuer on or prior to the Issue Date or which has been otherwise made available to it or any of its shareholders or representatives for review on or prior to the Issue Date.

(c)

Insolvency.  The Issuer is adjudicated to be insolvent under Wisconsin law.

(d)

Involuntary Bankruptcy; Appointment of Receiver, Etc.  If an involuntary case shall be commenced against Issuer and the petition shall not be dismissed, stayed, bonded or discharged within sixty (60) days after commencement of the case; or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of Issuer in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state, local or foreign law.

(e)

Voluntary Bankruptcy; Appointment of Receiver, Etc.  The Issuer shall have an order for relief entered with respect to it or shall have commenced a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property or assets; or the Issuer shall make any assignment for the benefit of creditors.

(f)

Sale of Substantially all of the Assets of Issuer. The sale by Issuer of substantially all of its assets to a person or entity that does not control, is not controlled by, or is not under common control with Issuer as of the closing of the sale.

(g)

Nonperformance.  Any failure to perform or default in the performance by the Issuer of any covenant, condition or agreement contained in this Note and, if capable of being cured, such failure to perform or default in performance continues for a period of thirty (30) days after the Issuer receives notice or knowledge from any source of such failure to perform or default in performance.

7.

Rights and Remedies.  Upon the occurrence of any Event of Default described in Sections 6(c), (d), (e), or (f) above, the unpaid principal amount of this Note, and any and all accrued interest hereunder, shall automatically become immediately due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisal, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Issuer; and upon the occurrence and during the continuance of an Event of Default described in Sections 6(a), (b) or (g), above, the Holder may declare, by written notice to the Issuer, the unpaid principal amount of and any and all accrued and unpaid interest under this Note to be due and payable, without presentment, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisal, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Issuer.

8.

Security.  The Issuer’s obligations under this Note are secured by a Subordinated Security Agreement dated as of even date herewith in favor of the Holder (the “Subordinated Security Agreement”).

9.

Representations, Warranties and Covenants of Holder.  The Holder hereby represents, warrants and covenants to the Issuer that:

(a)

Investment Purpose.  As of the date hereof, the Holder is obtaining this Note for its own account and not with a present view towards the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Act.  Moreover, the Holder is acquiring the Stock for investment only and for the Holder’s own account, and not with a view to resale or other disposition thereof.  The Holder is capable of evaluating the merits and risks of an investment in the Stock and the Note.  The Holder acknowledges that the Stock is not registered under the Act, or any state securities laws, and is being issued in reliance upon one or more exemptions from the registration requirements made available under such laws.  The Holder covenants and agrees that it will not offer, sell or otherwise transfer the Stock unless and until the Stock is registered pursuant to the securities laws of all applicable jurisdictions, or unless the disposition thereof is otherwise exempt from registration thereunder; in the event the Stock is proposed to be transferred pursuant to an exemption from registration, such proposal must be accompanied by an opinion of counsel reasonably satisfactory to the Issuer to the effect that such transfer complies with applicable securities laws.  The Holder has been directed by the Issuer to review the Issuer’s most recent annual report on Form 10-K and any Forms 8-K filed since the Issuer’s most recent annual report on Form 10-K, all of which have been filed publicly and can be found on the website for the Securities and Exchange Commission (www.sec.gov), and has been told that the Issuer will provide written copies of such reports to the Holder upon request.

(b)

Transfer or Re-Sale.  The Holder understands that the sale or re-sale of this Note has not been and is not being registered under the Act or any applicable state securities laws, and this Note may not be transferred or sold unless the Holder receives the prior written consent of the Issuer (which consent shall not be unreasonably withheld by the Issuer as set forth in Section 16 hereof) and complies with applicable provisions of the Subordination Agreement.  The Holder and the Issuer hereby agree that the ownership of more than fifty percent (50%) of the equity or voting equity of the Holder by any person or entity other than Michael D. Sifen while he is living or his heirs upon his death shall be deemed to be a transfer of the Note hereunder requiring the prior written consent of the Issuer.

(c)

Authorization; Enforcement.  The execution of this Note has been duly and validly authorized by the Holder.  This Note has been duly executed and delivered on behalf of the Holder, and this Note constitutes the valid and binding agreement of the Holder enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or general principles of equity.

10.

Representations and Warranties of the Issuer.  The Issuer hereby represents and warrants to the Holder that:

(a)

Organization.  The Issuer is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated.

(b)

Authorization; Enforcement.  (i) The Issuer has all requisite corporate power and authority to enter into and perform this Note and to consummate the transactions contemplated hereby and to issue and deliver this Note in accordance with the terms hereof, (ii) the execution and delivery of this Note by the Issuer and the consummation by it of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Issuer, and (iii) this Note constitutes, and upon execution and delivery by the Issuer of this Note, such instrument will constitute, a legal, valid and binding obligations of the Issuer enforceable against the Issuer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors rights generally or general principles of equity.

11.

Presentment, etc. The Issuer hereby waives demand, presentment for payment, notice of nonpayment, protest and notice of protest.

12.

Notices.  Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party.  The addresses for such communications shall be:

If to the Issuer:

ARI Network Services, Inc.

10850 West Park Place, Suite 1200

Milwaukee, Wisconsin 53224

Attention: Chief Financial Officer

Facsimile:  (414) 973-4357

With a copy to:

Mark C. Witt, Esq.

Godfrey & Kahn, S.C.

780 N. Water Street

Milwaukee, Wisconsin 53202-3149

Facsimile:  (414) 273-5198

If to the Holder:

Michael D. Sifen, Inc.

500 Central Drive, Suite 106

Virginia Beach, Virginia 23454

Attention: Michael Sifen

Facsimile:  (757) 486-0905

With a copy to:

Steven J. Harwood, Esq.

Wilks, Alper & Harwood, P.C.

150 Boush St., Suite 700

Norfolk, Virginia 23510-1637

Facsimile: (757) 623-6508

Each party shall provide notice to the other party of any change in address.  The Issuer may make all payments on this Note to the Holder at the address provided above.  Notwithstanding any information available to the Issuer or actual knowledge of the Issuer, until the Issuer receives notice of a change of address in accordance with the notice provisions contained in this Note, the Issuer may direct all payments on this Note to the last address of which the Issuer has received such notice, provided however, an Event of Default will not have occurred hereunder if the Issuer timely makes payment to the Holder at an address that the Issuer in good faith believes to be the current address of the Holder because the Issuer has relied on a notice by the Holder which has not been given in accordance with the provisions of this Note.  In such event any such discrepancy will be promptly resolved by the Issuer and the Holder upon discovery of the issue.  Notwithstanding any information available to the Issuer or actual knowledge of the Issuer that a person has acquired this Note from the Holder, and without limitation to the Issuer’s right to refuse its consent to the transfer of this Note, the Issuer may make all payments to the Holder until this Note has been surrendered for reissue to the acquiring person, together with such documentation evidencing and confirming the acquisition of the Note, as the Issuer in good faith requires.  All such payments will be deemed to be valid payments on this Note for the full amount of the payment.  If this Note is reissued to effect a transfer to a new person, the Note may be issued by the Issuer for the then current principal balance if such balance is less than the face amount of this Note at the time of reissue.

13.

Interpretation.  The language used in this Note will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.  Whenever used in this Note, the singular number shall include the plural, the plural the singular, and the masculine shall include the feminine and the neuter, the words “Issuer,” and “Holder” shall be deemed to include the Issuer and the Holder as defined herein and their respective permitted successors and assigns, and the word “person” shall be deemed to mean natural persons, corporations, limited liability companies, partnerships and all other legal entities.

14.

Records.  The Issuer shall maintain records showing the principal and interest amount and the dates of the payments on the Note.  The Note shall be surrendered when the final payment of principal and interest is made.

15.

Severability.  If any provision of this Note shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Note or the validity or enforceability of this Note in any other jurisdiction.

16.

Amendments; Assignment; Successors and Assigns.  The Note may be amended or modified only by an instrument in writing signed by the Issuer and the Holder.  This Note may not be assigned by the Holder without the prior written consent of the Issuer (which consent may not be unreasonably withheld by the Issuer).  Issuer may reasonably withhold its consent for reasons including, but not limited to, Issuer concluding in good faith that (i) the proposed transferee or one of its affiliates is a competitor, is likely to be a competitor or is likely to be acquired by a competitor, of the Issuer, (ii) the proposed transferee or one of its affiliates intends to use its rights under the Note, a Subordination Agreement or the Subordinated Security Agreement to (A) affect the Issuer’s stock price, (B) unduly influence the Issuer’s Board of Directors from exercising its fiduciary duty to the Issuer’s stockholders, (C) assist such transferee in a tender offer for the Issuer’s stock, change in control of the Issuer, sale of assets of the Issuer, or other business combination involving the Issuer, (D) influence the Issuer’s Board of Directors to approve a voluntary surrender of some or all of the Collateral (as defined in the Subordinated Security Agreement) or similar transaction, or (E) absent an Event of Default hereunder, cause the Issuer to make payments under the Note earlier than required under the Note, or (iii) the assignment or transfer would violate any laws or cause the Issuer to violate any laws.  In the event the Holder receives any proposed bona fide offer to purchase this Note, the Holder shall notify the Issuer of such an offer and, in addition to providing the Issuer with all information reasonably requested by the Issuer in connection with the Issuer’s consideration whether to consent to the proposed transfer, provide the Issuer with the right for thirty (30) days after receipt of such notice to purchase the Note on substantially the same economic terms and conditions (subject to any modifications to such terms and conditions required under law or required to allow the Issuer to practically exercise its right to purchase provided that such modifications do not change the purchase price or payment terms paid for the Note) as being offered to the Holder by the proposed assignee or transferee.  Any permitted assignee or transferee of this Note shall agree in writing with the Issuer to the same restrictions on assignment or transfer of the Note as are set forth hereunder.  Any such transferee shall also be required to comply with the requirements of the Subordination Agreement.  The Holder and the Issuer hereby agree that the ownership of more than fifty percent (50%) of the equity or voting equity of the Holder by any person or entity other than Michael D. Sifen while he is living or his heirs upon his death shall be deemed to be a transfer of the Note hereunder requiring the prior written consent of the Issuer.  This Note shall be binding upon the Issuer and its successors and assigns and shall inure to the benefit of the Holder and its permitted successors and assigns.

17.

Governing Law.  This Note shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law rules or provisions (whether the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisidiction other than the State of Delaware.

18.

Consent to Jurisdiction.  The Issuer and the Holder irrevocably consent to the exclusive jurisdiction of any federal court located within the Eastern District of the Commonwealth of Virginia or the Eastern District of the State of Wisconsin for the purposes of any suit, action or other proceeding arising out of this Agreement.  The Issuer and Holder further agree that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding.  The Issuer and Holder irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Note in such courts, and hereby irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  THE ISSUER AND THE HOLDER HEREBY IRREVOCABLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS NOTE OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

19.

Costs, Fees and Expenses.  The Issuer shall pay or reimburse the Holder for all reasonable costs, fees and expenses (including reasonable attorneys’ fees) incurred by the Holder or for which the Holder becomes obligated in connection with the negotiation, preparation, consummation, or collection of the Note.

20.

Counterparts.  This Note may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuer has caused this Note to be signed in its name by its duly authorized officer as of the date first above written.

ARI NETWORK SERVICES, INC.

By:  /s/ Roy W. Olivier

       Roy W. Olivier,

       President and CEO

Acknowledged and agreed to:

HOLDER:

MICHAEL D. SIFEN, INC.

By:  /s/ Michael D. Sifen

         Michael D. Sifen, Chief Executive Officer

[Signature Page to Secured Non-Negotiable Subordinated Promissory Note]